EXHIBIT 99.1

FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	April 28, 2017

(765) 747-2880

MutualFirst Financial, Inc.
Announces Re-Appointment of Richard J. Lashley
to the Board of Directors

Muncie, Indiana, April 28, 2017-- MutualFirst Financial, Inc. (the "Company or MutualFirst") (NASDAQ:MFSF), the holding company of MutualBank (the "Bank"), announced today that it intends to re-appoint Richard J. Lashley to the Board of Directors (the "Board") of MutualFirst on May 4, 2017, as a result of the receipt of a Management Interlocks Act exemption from the Board of Governors of the Federal Reserve System.  On April 19, 2017, Mr. Lashley was re-appointed to the Board of Directors of the Bank as a result of the receipt of a Management Interlocks Act exemption from the Federal Deposit Insurance Corporation.

In February, Mr. Lashley resigned his position as a director of the Company and the Bank as a result of the Management Interlocks Act restrictions.  Both the Company and the Bank applied for exemptions from the restriction and exemptions were granted to both the Company and the Bank. In connection with his re-appointment to the Boards of MutualFirst and MutualBank,    Mr. Lashley stated:  "I very much enjoyed serving on both boards of directors and am pleased to be permitted to continue to serve as a result of the exemptions granted to both the Company and the Bank."

David W. Heeter, Chief Executive Officer of MutualFirst, stated: "Rich Lashley, a co-owner of PL Capital, LLC, our largest stockholder, has been a valuable and insightful member of our Boards and we look forward to having him continue with us in that capacity.  We very much appreciate his knowledge of community banks and his wealth of experience and are thrilled that he is rejoining our Boards."

At the April 19, 2017 Board meeting of the Bank, the number of authorized directors was increased from eleven to twelve as a result of Mr. Lashley's re-appointment.  At the May 4, 2017 Board meeting of the Company, MutualFirst intends to increase the authorized number of directors from eleven to twelve as well.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has twenty-seven full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF."  Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.